Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our summary reserve report dated January 22, 2024, and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2023, included in or made part of the Annual Report on Form 10-K of Mach Natural Resources LP (the “Company”) filed on April 1, 2024. We also consent to the incorporation by reference of such report in this Registration Statement (Form S-1) of the Company.

We further consent to the inclusion of our (a) summary reserve report dated August 9, 2024 entitled “Evaluation Summary – SEC Pricing Ardmore Basin Acquisition Interests Stephens County, Oklahoma Proved Reserves as of July 31, 2024” and (b) summary reserve report dated August 9, 2024 entitled “Evaluation Summary – SEC Pricing Western Kansas Acquisition Interests Kansas and Oklahoma Proved Developed Producing Reserves as of July 31, 2024” as Exhibits 99.2 and 99.3, respectively, in this Registration Statement (Form S-1) of the Company.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ J. Zane Meekins
J. Zane Meekins, P.E.
Executive Vice President

Fort Worth, Texas

September 4, 2024